Exhibit 10.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FLUKE ELECTRONICS CORPORATION,
HEA CORPORATION
AND
VISUAL NETWORKS, INC.
DATED AS OF DECEMBER 1, 2005

ARTICLE I

THE MERGER	1
1.1 Effective Time of the Merger	1
1.2 Closing	2
1.3 Effects of the Merger	2
1.4 Directors and Officers	2

ARTICLE II

CONVERSION OF SECURITIES	2
2.1 Conversion of Capital Stock	2
2.2 Exchange of Certificates	3
2.3 Dissenting Shares	5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6
3.1 Organization, Standing and Power; Subsidiaries	6
3.2 Capitalization	8
3.3 Authority; No Conflict; Required Filings and Consents	10
3.4 SEC Filings; Financial Statements; Information Provided	12
3.5 No Undisclosed Liabilities; Indebtedness	15
3.6 Absence of Certain Changes or Events	16
3.7 Taxes	16
3.8 Owned and Leased Real Properties	18
3.9 Intellectual Property and Confidentiality	19
3.10 Agreements, Contracts and Commitments; Government Contracts	23
3.11 Litigation; Product Liability; Product Recalls	25
3.12 Environmental Matters	25
3.13 Employee Benefit Plans	28
3.14 Compliance With Laws	32
3.15 Permits	32
3.16 Labor Matters	33
3.17 Insurance	34
3.18 Inventory	35
3.19 Assets	35
3.20 Warranty	35
3.21 Customers and Suppliers	35
3.22 Accounts Receivable	36
3.23 No Existing Discussions	36
3.24 Opinion of Financial Advisor	36
3.25 Brokers; Schedule of Fees and Expenses	36
3.26 Certain Approvals	36
3.27 Unlawful Payments	36

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3.28 Books and Records	37
3.29 No Discussions with Company Stockholders	37

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	37
4.1 Organization, Standing and Power	37
4.2 Authority; No Conflict; Required Filings and Consents	37
4.3 Information Provided	39
4.4 Operations of the Transitory Subsidiary	39
4.5 Financing	39
4.6 Litigation	39

ARTICLE V

CONDUCT OF BUSINESS	39
5.1 Covenants of the Company	39
5.2 Confidentiality	42

ARTICLE VI

ADDITIONAL AGREEMENTS	42
6.1 No Solicitation	42
6.2 Proxy Statement	46
6.3 Nasdaq Quotation	46
6.4 Access to Information	46
6.5 Company Stockholders Meeting	47
6.6 Conveyance Taxes	48
6.7 Legal Conditions to the Merger	48
6.8 Public Disclosure	50
6.9 Company Option Plans; Company ESPP	50
6.10 Stockholder Litigation	51
6.11 Indemnification	51
6.12 Notification of Certain Matters	52
6.13 Company 401(k) Plan	52
6.14 Loans to Company Employees, Officers and Directors	53
6.15 Takeover Statutes and Laws	53
6.16 Tax Practices	53
6.17 Standstill Agreements; Confidentiality Agreements	53
6.18 Certain Employee Matters	53
6.19 Employment Agreements	54
6.20 Customer Invoicing	54

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ARTICLE VII

CONDITIONS TO MERGER	54
7.1 Conditions to Each Party’s Obligation To Effect the Merger	54
7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	55
7.3 Additional Conditions to Obligations of the Company	56

ARTICLE VIII

TERMINATION AND AMENDMENT	57
8.1 Termination	57
8.2 Effect of Termination	59
8.3 Fees and Expenses	59
8.4 Amendment	60
8.5 Extension; Waiver	60

ARTICLE IX

MISCELLANEOUS	60
9.1 Nonsurvival of Representations, Warranties or Agreements	60
9.2 Notices	61
9.3 Entire Agreement	62
9.4 No Third Party Beneficiaries	62
9.5 Assignment	62
9.6 Severability	62
9.7 Counterparts and Signature	63
9.8 Interpretation	63
9.9 Governing Law	63
9.10 Remedies	63
9.11 Submission to Jurisdiction	64
9.12 Waiver Of Jury Trial	64

Schedule A-1	Parties to Voting and Stockholder Option Agreements
Schedule A-2	Parties to Voting and Noteholder Agreement
Exhibit A-1	Form of Voting and Stockholder Option Agreement
Exhibit A-2	Form of Voting and Noteholder Option Agreement
Exhibit B	Amended and Restated Certificate of Incorporation
Exhibit C	List of Specified Employees
Exhibit D-1	List of Specified Employees
Exhibit D-2	Form of Employment Agreement

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TABLE OF DEFINED TERMS

Reference in
Terms	Agreement
2002 Warrants	Section 2.1(e)
Acquisition Proposal	Section 6.1(f)
Adverse Recommendation Notice	Section 6.1(b)
Affiliate	Section 3.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.7(b)
Antitrust Order	Section 6.7(b)
Benefit Arrangement	Section 3.13(a)
Benefit Plan	Section 3.13(a)
Books and Records	Section 3.28
Buyer	Preamble
Buyer Material Adverse Effect	Section 4.1
CERCLA	Section 3.12(b)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Change in Recommendation	Section 6.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.13(j)
Code	Section 2.2(g)
Company	Preamble
Company Balance Sheet	Section 3.4(b)
Company Benefit Arrangement	Section 3.13(a)
Company Board	Section 3.3(a)
Company Common Stock	Section 2.1(a)
Company Convertible Securities	Section 3.2(c)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.13(a)
Company ESPP	Section 3.2(c)
Company Leases	Section 3.8(e)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contracts	Section 3.10(a)
Company Option Plans	Section 3.2(c)
Company Permits	Section 3.15
Company Plan	Section 3.13(a)
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 3.2(c)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 3.4(c)

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Reference in
Terms	Agreement
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreement	Section 5.2
Contamination	Section 3.12(c)
Contracts	Section 5.1(j)
DGCL	Preamble
Dissenting Shares	Section 2.3
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)
Environment	Section 3.12(a)
Environmental Law	Section 3.12(a)
Environmental Matters	Section 3.12(a)
Environmental Permits	Section 3.12(c)
ERISA Affiliate	Section 3.13(a)
ERISA	Section 3.13(a)
Exchange Act	Section 3.3(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Foreign Plan	Section 3.13(l)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(c)
Government Regulations	Section 3.8(b)
Hazardous Material	Section 3.12(a)
HSR Act	Section 3.3(c)
Indebtedness	Section 3.5(b)
Indemnified Parties	Section 6.11(a)
Instruments of Indebtedness	Section 3.10(a)
Insurance Policies	Section 3.17
Intellectual Property	Section 3.9(b)
IRS	Section 3.13(b)
Key Contract	Section 3.10(a)
Key Customer	Section 3.21
Laws	Section 3.9(e)
Licensed Intellectual Property	Section 3.9(b)
Liens	Section 3.2(g)
Merger	Preamble
Merger Consideration	Section 2.1(a)
Open Source Materials	Section 3.9(i)
Ordinary Course of Business	Section 3.2(d)
Outside Date	Section 8.1(b)
Owned Intellectual Property	Section 3.9(a)
Patent Applications	Section 3.9(a)
Pension Plan	Section 3.13(a)
Person	Section 3.9(d)

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Reference in
Terms	Agreement
Potentially Superior Proposal	Section 6.1(a)
Proxy Statement	Section 3.4(c)
Qualified Plan	Section 3.13(a)
Real Estate	Section 3.8(a)
Registered Intellectual Property	Section 3.9(a)
Regulation M-A Filing	Section 3.4(c)
Related Employer	Section 3.13(a)
Release	Section 3.12(a)
Representatives	Section 6.1(a)
Requisite Regulatory Approvals	Section 7.1(c)
Sarbanes-Oxley Act	Section 3.4(f)
SEC	Section 3.3(c)
Securities Act	Section 3.2(d)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Transitory Subsidiary	Preamble
Voting and Stockholder Option Agreements	Preamble
Voting and Noteholder Option Agreements	Preamble
WARN Act	Section 3.16(e)

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 1, 2005, is by and among Fluke Electronics Corporation, a Delaware corporation (the “Buyer”), HEA Corporation, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Visual Networks, Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company; and
     WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which the Company shall become a wholly-owned subsidiary of the Buyer; and
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, (i) the officers, directors and certain stockholders of the Company listed on Schedule A-1 have entered into Voting and Stockholder Option Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-1 (the “Voting and Stockholder Option Agreements”), pursuant to which such stockholders have, among other things, agreed to vote all of the shares of capital stock of the Company that such stockholders own in favor of the Merger and to grant an option to the Buyer to purchase, under certain circumstances, the shares of capital stock of the Company Common Stock beneficially owned by such stockholders and (ii) the holders of the Company’s 5% Senior Secured Convertible Notes due December 31, 2007 listed on Schedule A-2 have entered into the Voting and Noteholder Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-2 (the “Voting and Noteholder Option Agreements”), pursuant to which such noteholders have, among other things, agreed to convert all notes held by them into shares of common stock of the Company under certain circumstances, to vote all shares of capital stock of the Company held by such noteholders in favor of the Merger and to grant an option to the Buyer to purchase, under certain circumstances, the notes and shares of capital stock of the Company beneficially owned by such noteholders; and
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:
ARTICLE I
THE MERGER
     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).
     1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.
     1.3 Effects of the Merger. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form attached hereto as Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until further amended in accordance with the DGCL and (iii) the by-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be amended to change all references to the name of the Transitory Subsidiary to refer to the name of the Company, and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in the applicable provisions of the DGCL.
     1.4 Directors and Officers. The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE II
CONVERSION OF SECURITIES
     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:
          (a) Subject to Section 2.2, each share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held in the Company’s treasury or by any wholly-owned Subsidiary of the Company, (ii) Company Common Stock owned beneficially by the Buyer, the Transitory Subsidiary or any wholly-owned Subsidiary of the Buyer, and (iii) Dissenting Shares (as defined in Section 2.3)) shall be converted into and represent the right to receive in cash per share of Company Common Stock, without any interest thereon, $1.83 in cash per share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(a) upon the surrender of such certificate in accordance with Section 2.2, without interest.
          (b) Cancellation of Stock Owned by the Parties and Their Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock or by any wholly-owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly-owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.
          (c) Capital Stock of the Transitory Subsidiary. Each share of the capital stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
          (d) Treatment of Company Stock Options. Upon the Effective Time, the Company Stock Options shall be treated in the manner set forth in Section 6.9.
          (e) Treatment of Company Warrants. The holders of the Company’s outstanding warrants originally issued on March 25, 2002 (the “2002 Warrants”) shall, at the option of each holder, be entitled to either (x) request a replacement warrant that will represent the right to acquire upon exercise thereof the amount of Merger Consideration to which such holder would have been entitled to receive upon exercise of such holder’s 2002 Warrant, which warrant shall be substantially identical to the 2002 Warrant, but shall be modified to the extent provided for in Section 9(c) of each 2002 Warrant, or (y) put its 2002 Warrant to the Surviving Corporation for an amount in cash equal to the Black Scholes value of the unexercised portion of such 2002 Warrant. The Surviving Corporation shall reserve sufficient funds and take such actions as may be necessary, appropriate or advisable to give effect to the provisions set forth above relating to the 2002 Warrants.
          (f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.
     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Merger Consideration pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with the Buyer’s transfer agent or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, cash in an amount sufficient to pay the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 2.1 to holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock other than Dissenting Shares (the “Certificates”).
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within five (5) business days after the Effective Time), the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for each holder’s respective Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of each Certificate shall be entitled to receive in exchange therefor cash representing that number of whole shares of Company Common Stock evidenced by such Certificate multiplied by the Merger Consideration, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the payment representing the Merger Consideration payable to the registered holder may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the payment contemplated by this Section 2.2.
          (c) No Further Ownership Rights in Company Common Stock. All payments upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (d) Termination of Exchange Fund. Subject to any applicable escheat or similar law, any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of his, her or its claim for Merger Consideration and the Buyer agrees to promptly pay each such claim upon the surrender by each such holder of such holder’s Certificate(s) and such other transfer documentation as the Buyer may reasonably request.
          (e) Investment of Exchange Fund The Exchange Agent shall invest cash included in the Exchange Fund, as directed by the Buyer, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable pursuant to the provisions of this Article II. Any interest and other income resulting from such investments shall be paid to the Buyer.
          (f) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date on which any cash payable to the holder of such Certificate pursuant to this Article II would escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (g) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.
          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
     2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights under the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company shall give Buyer (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III or to the extent that the disclosure expressly qualifies a section of this Article III, the corresponding section in this Article III, (2) any paragraph or section in this Article III for which a cross reference has been provided and (3) other paragraphs or sections in this Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs.
     3.1 Organization, Standing and Power; Subsidiaries.
          (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1(a) of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and could not reasonably be expected to have, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means (except as provided below) any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, results of operations or workforce of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of the Buyer to operate the business of the Company and each of its Subsidiaries immediately after the Closing; provided, however that none of the following, to the extent occurring after the date hereof, shall constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any adverse change (including, without limitation, any loss of employees, cancellation of (or reduction of or delay in) customer orders, reduction in revenue or net income or disruption of business relationships) that results from (A) investment banking, legal, accounting or other expenses incurred in connection with or relating to the transactions contemplated by this Agreement, (B) conditions generally affecting the United States economy or markets or the software or telecommunications industries generally to the extent they do not disproportionately affect the Company and its Subsidiaries taken as a whole or (C) acts of war, armed hostilities or terrorism to the extent they do not disproportionately affect the Company and its Subsidiaries taken as a whole, (ii) any adverse change in the revenue of the Company and its Subsidiaries taken as a whole that the Company proves resulted from the announcement or pendency of the transactions contemplated by this Agreement, (iii) the direct and foreseeable effect of any unreasonable refusal by the Buyer to consent to any reasonable request by the Company to take any action otherwise prohibited by clauses (j), (k), (l), (n), (o), (q), (r) and (t) of Section 5.1 of this Agreement or (iv) any breach of this Agreement by the Buyer or any of its Affiliates. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1.
          (b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, owned any Subsidiary or been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term “Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.
          (c) The Company has delivered or otherwise made available to the Buyer complete and accurate copies of the certificate of incorporation and by-laws of the Company and of the charter, by-laws or other organizational documents of each Subsidiary of the Company, in each case as amended to date. The Company is not in default under, or in violation of, its certificate of incorporation or by-laws, and each of its Subsidiaries is not in violation of its comparable organizational documents.

     3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s certificate of incorporation. As of December 1, 2005, (i) 34,785,202 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of the Company Preferred Stock were issued or outstanding.
          (b) Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.
          (c) Section 3.2(c) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans or other arrangements under which such options were granted (collectively, the “Company Option Plans”) and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the “Company Stock Options”) under the Company Option Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement. Section 3.2(c) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to the Company 1999 Employee Stock Purchase Plan (the “Company ESPP”) and the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding convertible securities (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the “Company Convertible Securities”) and the agreement or other document under which such Convertible Securities were granted and sets forth a complete and accurate list of all holders of Convertible Securities indicating the number and type of shares of Company Common Stock subject to each Company Convertible Security, and the exercise or conversion price, the date of grant and the expiration date thereof. The Company has provided to the Buyer accurate and complete copies of all Company Option Plans, the Company ESPP, the forms of all stock option agreements evidencing Company Stock Options and all Convertible Securities and any agreements related thereto.

          (d) Except (x) as set forth in this Section 3.2, and (y) as reserved for future grants under Company Option Plans or future issuance under the Company ESPP, (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any equity compensation arrangements other than the Company Option Plans and the Company ESPP and has no stock appreciation rights, phantom stock, performance-based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) and listed in Section 3.2(d) of the Company Disclosure Schedule. Other than the Voting Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.
          (e) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or by-laws or any agreement to which the Company is a party or is otherwise bound.

          (f) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer’s designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) and agreements in respect of, or limitations on, the Company’s voting rights.
          (g) All Company Stock Options and Convertible Securities have been issued in compliance with the Securities Act and any applicable state blue sky laws. No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Section 6.9, and such actions so contemplated comport with the requirements of the documents underlying any such derivative securities.
     3.3 Authority; No Conflict; Required Filings and Consents.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state anti-takeover statute, law or regulation (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.
          (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.3(c) below, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, could constitute or could reasonably be expected to constitute a Company Material Adverse Effect. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Key Contract. Section 3.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (each a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign notification laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the Secretaries of appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13, Rule 14a-12 or other relevant sections under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country.

          (d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. Section 3.2(d) of the Company Disclosure Schedule lists all bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
     3.4 SEC Filings; Financial Statements; Information Provided.
          (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since June 30, 2002, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, except as set forth in Section 3.4(b) of the Company Disclosure Schedule, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports including the provision of all statements and certifications required by (x) Rule 13a-14 or 15d-14 under the Exchange Act or (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act). Each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or to be contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of operations, shareholders’ equity and cash flows contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Company as of September 30, 2005 is referred to herein as the “Company Balance Sheet.”
          (c) The information to be supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time any Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the proxy statement (the “Proxy Statement”) to be sent to the stockholders of the Company in connection with the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Stockholders Meeting”), which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Stockholder Meeting, shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.
          (d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Section 3.4(d) of the Company Disclosure Schedule lists, and the Company has delivered or otherwise made available to the Buyer accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.
          (e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.4(e) of the Company Disclosure Schedule lists, and the Company has delivered or otherwise made available to the Buyer accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to the Buyer a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2002. Since January 1, 2002, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
          (f) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the best of the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Section 3.4(f) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company since October 1, 2003 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.
          (g) The Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) since January 1, 2001.
          (h) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and with the applicable listing and other rules and regulations of The Nasdaq Stock Market and has not since January 1, 2002 received any notice from The Nasdaq Stock Market asserting any non-compliance with such rules and regulations. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied, except as set forth on Section

3.4(h) of the Company Disclosure Schedule, by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates had made, arranged, or modified (in any material way) personal loans to any executive officer or director of the Company.
     3.5 No Undisclosed Liabilities; Indebtedness.
          (a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent, mature, immature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured (individually, a “Liability” and collectively, the “Liabilities”), except for (i) liabilities and obligations that are specifically disclosed in type and amount on the Company Balance Sheet or in the notes thereto and (ii) liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2005, that are not and could not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries, reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, the Company Balance Sheet reflects reasonable reserves in accordance with GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and its Subsidiaries (including liabilities under escheat and similar Laws).
          (b) Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. “Indebtedness” means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such Person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person and (J) all guarantees and arrangements having the economic effect of a guarantee by such Person of any Indebtedness of any other Person. All of the outstanding Indebtedness of the type described in this Section 3.5(b) of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other Person, and without payment of any premium or penalty.

     3.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.
     3.7 Taxes.
          (a) Except as set forth on Section 3.7(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid on a timely basis all Taxes due (whether or not shown on any Tax Return). The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or any other political subdivision of the United States of America or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
          (b) The Company has delivered or otherwise made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for all periods beginning on or after January 1, 2002. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods beginning on or after January 1, 2002. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. No issue has been raised in writing in any examination by any Governmental Entity with respect to the Company or any Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed material deficiency or increase in Tax for any other period so examined. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
          (c) Neither the Company nor any of its Subsidiaries: (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (including, without limitation, as a result of the transactions contemplated hereby); (iii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). The Company has not been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
          (d) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.
          (e) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code.
          (f) To the best of the knowledge of the Company, no state or federal “net operating loss” of the Company or any of its Subsidiaries determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date. The Company has not filed, nor is it otherwise subject to, a dual consolidated loss election under Section 1.1503-2T(g)(2) of the Treasury Regulations. The Company believes it may have sustained an overall foreign loss, as defined in Section 904(f)(2) of the Code. The precise amount of the overall foreign loss has not been determined, but the aggregate overall foreign loss of the Company and its domestic Subsidiaries is less than $1 million.
          (g) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its

Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
     3.8 Owned and Leased Real Properties.
          (a) Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the addresses and legal descriptions of all real property owned by the Company or any Subsidiary (the “Real Estate”) and (ii) all material liabilities, liens, encumbrances, easements, restrictions, reservations, tenancies, agreements or other obligations affecting the Real Estate. There is no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding with respect to the Real Estate. There are no taxes or material betterment assessments other than ordinary real estate taxes pending or payable against the Real Estate and there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Real Estate. The Real Estate is legally subdivided and consists of separate tax lots so that it is assessed separate and apart from any other property. The Real Estate is not located in any special flood hazard area designated by any federal, state, county or local Governmental Entity having jurisdiction over the Real Estate.
          (b) The Real Estate complies in all material respects with the requirements of all applicable building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”). There is no action pending or threatened by any Governmental Entity claiming that the Real Estate violates any Governmental Regulations or threatening to shut down the business of the Company or any of the Subsidiaries. There are no suits, petitions, notices or proceedings pending, given or, to the knowledge of the Company, threatened by any persons or Governmental Entities before any court, Governmental Entity or instrumentalities, administrative or otherwise, which if given, commenced or concluded would have an adverse effect on the Company’s title to the Real Estate or the operation of the business of the Company or any Subsidiary as presently operated.
          (c) All of the buildings, fixtures and other improvements located on the Real Estate are in good operating condition and repair, and, to the knowledge of the Company, the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation, except where such violations, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.
          (d) Section 3.8(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all title insurance policies, surveys engineering reports and hazardous waste reports prepared with respect to the Real Estate since January 1, 2003. The Company has provided the Buyer with complete and accurate copies of all such documents.
          (e) Section 3.8(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and could not reasonably be expected to have a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Except as set forth on Section 3.8(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has provided the Buyer with complete and accurate copies of all Company Leases.
     3.9 Intellectual Property and Confidentiality.
          (a) Set forth in Section 3.9(a) of the Company Disclosure Schedule is a list of all patents, patent applications, trademark registrations and trademark applications, service mark registrations and service mark applications, certification mark registrations and certification mark applications, copyright registrations and copyright registration applications, domain names, mask works registrations and mask works registration applications, both domestic and foreign, that are owned by the Company or any of its Subsidiaries (collectively, “Registered Intellectual Property”), in each case enumerating specifically the applicable filing or registration number, subject matter, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all applicants, registrant(s) and current registered owner(s), as applicable, and status of any required issuance, renewal, maintenance or other payments. Section 3.9(a) of the Company Disclosure Schedule lists (i) any inter partes proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office), Internet registration authority, Uniform Domain Name Dispute Resolution Policies (UDRP) tribunal or equivalent authority anywhere in the world related thereto and (ii) the date on which such registrations will expire or by which time the rights therein will have to be renewed or extended to prevent expiration, lapse or other loss. The Registered Intellectual Property and all other material computer software, trade secrets, trademarks, trade names, service marks, certification marks, copyrights, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, patent disclosures, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information, whether foreign or domestic, that are owned by the Company or any of its Subsidiaries are referred to as the “Owned Intellectual Property.” Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, the Company and its Subsidiaries own all right, title and interest in and to the Owned Intellectual Property validly and beneficially, free and clear of all material Liens, with the sole and exclusive right to use the same, subject to those licenses granted to others by the Company or any of its Subsidiaries and listed in Section 3.9(b) of the Company Disclosure Schedule. The names of all joint owners of any jointly owned Owned Intellectual Property are listed in Section 3.9(a) of the Company Disclosure Schedule. The Company and Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company or any of its Subsidiaries (the “Patent Applications”) and have made no material misrepresentation in the Patent Applications. All assignments of Registered Intellectual Property have been properly executed and recorded. All patents and registrations included in the Registered Intellectual Property are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. To the knowledge of the Company, there are no inventorship challenges or interferences declared with respect to any patents or patent applications included in the Registered Intellectual Property. The Company or the appropriate Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Owned Intellectual Property.
          (b) Set forth in Section 3.9(b) of the Company Disclosure Schedule is a list of (i) all material licenses, assignments and other transfers or grants of rights or interests (including any covenants not to asserts rights) in or to Owned Intellectual Property granted to others by the Company or any of its Subsidiaries, other than “shrinkwrap” license agreements and other licenses and agreements entered into in the Ordinary Course of Business for generally commercially available software, and (ii) all material licenses, assignments and other transfers or grants of rights or interests in or to patents, patent applications, trademarks, trademark registrations and trademark applications, service marks, service mark registrations and service mark applications, certification marks, certification mark registrations and certification mark applications, copyrights, copyright registrations and copyright registration applications, domain names, mask works, mask works registrations, mask works registration applications, computer software, trade secrets, trade names, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, patent disclosures, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information, whether foreign or domestic, granted to the Company or any of its Subsidiaries by others, other than as granted in connection with the Company’s or its Subsidiaries’ purchase of products or services in the Ordinary Course of Business or off-the-shelf software programs that are licensed to the Company or any of its Subsidiaries pursuant to “shrinkwrap” license agreements (such items in this clause (ii), “Licensed Intellectual Property,” and, together with the Owned Intellectual Property, the “Intellectual Property”). Except as set forth on Section 3.9(b) of the Company Disclosure Schedule, none of the rights related to the Intellectual Property are subject to termination or cancellation or change in its terms or provisions governing their use or other exploitation as a result of this Agreement or the transactions contemplated by this Agreement. Except as set forth on Section 3.9(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any agreement that purports to limit or restrict the use of, or provide that any third party may acquire any rights to own, use or license, any property rights of the Buyer or any of its Affiliates (other than the Company and its Subsidiaries) that if owned or held by the Company would constitute Intellectual Property hereunder, as a result of this Agreement or the transactions contemplated by this Agreement.
          (c) To the knowledge of the Company, except as set forth in Section 3.9(c) of the Company Disclosure Schedule, there is no unauthorized use, infringement or misappropriation of any Intellectual Property. The Company and Subsidiaries have provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Owned Intellectual Property or Licensed Intellectual Property that is exclusively licensed to the Company or any its Subsidiaries. The Intellectual Property constitutes all the intellectual property necessary or appropriate to conduct the businesses of the Company and its Subsidiaries as presently conducted or currently contemplated to be conducted, and upon consummation of the transactions contemplated by this Agreement, the Buyer and its Subsidiaries shall (i) have good, valid and, except as set forth on Schedule 3.9(a), unencumbered title to all Owned Intellectual Property and (ii) have valid right to use all Licensed Intellectual Property to the same extent such Licensed Intellectual Property is currently used in the businesses of the Company and its Subsidiaries.
          (d) Except as set forth on Schedule 3.9(d), no claim has been asserted or is threatened by any individual (or such individual’s estate), corporation, limited liability company, partnership, association, joint venture, trust, Governmental Entity or any other organization, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (each a “Person”), nor, to the knowledge of the Company, is there any valid ground for any bona fide claims (i) to the effect that the manufacture, sale, offer for sale, importation or use of any trademark, service mark, certification mark, domain name, product, service or process as used (currently or in the past) or offered or proposed for manufacture, use, offer for sale, importation or sale by the Company or any Subsidiary infringes, misappropriates, violates, dilutes or constitutes the unauthorized use of any copyright, trade secret, patent, trademark, tradename or other intellectual property right of any Person, or (ii) challenging the ownership, scope, validity or enforceability of any Intellectual Property. The Company has provided or made available to the Buyer complete and accurate copies of all written documentation in the possession of the Company or any of its Subsidiaries related to any claim or dispute or offer to grant licenses concerning Owned Intellectual Property or third party intellectual property related to any trademark, service mark, certification mark, domain name, product, service or process used or offered by the Company or any of its Subsidiaries. All items set forth on Section 3.9(a) of the Company Disclosure Schedule are valid, enforceable and subsisting.
          (e) No Intellectual Property is subject to any laws, orders, judgments, rules, codes, requirements, variances, decrees, ordinances or regulations (collectively, “Laws”) of any Governmental Entity, including all decisions of courts having the effect of law in each such jurisdiction or agreement restricting in any manner the licensing, assignment or other transfer, use or enforceability thereof by the Company. Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any intellectual property. The Company and its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Owned Intellectual Property.
          (f) Each employee of the Company and each Subsidiary and each independent contractor of the Company and each Subsidiary has executed valid and binding written agreements expressly assigning to the Company or a Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all intellectual property rights therein.
          (g) (i) The Company and each of its Subsidiaries has the right to use all trade secrets, customer lists, hardware designs, programming processes, databases, software and other information required for its products, services or its business as presently conducted or contemplated; (ii) the Company and each of its Subsidiaries has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all trade secrets and other confidential information of the Company or its Subsidiaries are not part of the public domain or knowledge, nor, to the knowledge of the Company, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company or its Subsidiaries; (iv) to the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of their work for the Company or any such Subsidiary; and (v) no university, government agency (whether federal or state) or other organization sponsored research and development conducted by the Company or any of its Subsidiaries pursuant to which such entity has any claim of right to or ownership of or other encumbrance upon any of the Intellectual Property.
          (h) No Intellectual Property of the Company or any of its Subsidiaries or product, technology or service of the Company or any of its Subsidiaries is subject to any inter partes proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or such Subsidiary. No (i) product, technology, service or publication of the Company or any of its Subsidiaries, or (ii) material published or distributed by or for the Company or any Subsidiary or any statement of the Company or any of its Subsidiaries, constitutes false advertising or otherwise violates any applicable Law or regulation.
          (i) As used herein, “Open Source Materials” shall mean all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License. Except as set forth on Section 3.9(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has used any Open Source Materials in any way. Except as set forth on Section 3.9(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any products or services offered by the Company or any of its Subsidiaries to its customers, (ii) distributed Open Source Materials in connection with any product or services offered by the Company or any of its Subsidiaries, or (iii) used Open Source Materials that (with respect to either clause (i) or (ii) above) (A) create, or purport to create, obligations for the Company or any Subsidiary with respect to software developed or distributed by the Company or any Subsidiary or (B) grant, or purport to grant, to any third party any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, except as set forth on Section 3.9(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.

     3.10 Agreements, Contracts and Commitments; Government Contracts.
          (a) Except as set forth in the exhibit index for the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the exhibit indices for Company SEC Reports filed with the SEC from March 16, 2005 to the date that is five (5) business days prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness by the Company or any of its Subsidiaries, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of the Company or its Subsidiaries to solicit customers, (B) the manner in which, or the localities in which, all or any portion of the business of the Company and its Subsidiaries is or would be conducted, (C) the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Intellectual Property rights of the Company or any of its Subsidiaries or (D) the ability or manner in which the Buyer or any of its Affiliates (other than the Company and its Subsidiaries) may conduct all or any portion of their respective businesses following the consummation of the transactions contemplated by this Agreement, (iv) any agreement providing for the indemnification by the Company or its Subsidiaries of any Person other than indemnity provisions in agreements with customers of the Company or any of its Subsidiaries entered into in the Ordinary Course of Business, (v) any contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements), (vi) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (vii) any contract or agreement providing for any significant payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries, (viii) any collective bargaining agreement, (ix) any employment, service or consulting agreement (other than agreements terminable by the Company or its Subsidiaries on not more than thirty (30) days notice without penalty and which will not in any respect be affected by a change of control of the Company), with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations (other than as required by Law) to, any current or former employee, executive officer or member of the Company Board or its current or former Subsidiaries, (x) any agreement material to the Company and its Subsidiaries, taken as a whole, pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property other than in the Ordinary Course of Business, (xi) any agreements pursuant to which the Company or any of its Subsidiaries leases any material real property or leases any material real property to third parties, (xii) any contract or agreement material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries, and (xiii) any other contract or other agreement not made in the Ordinary Course of Business that (A) is material to the Company and its Subsidiaries taken as a whole or (B) could reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated by this Agreement (the Key Contracts and the agreements, contracts and obligations listed in clauses (i) through (xiii) being referred to herein as “Company Material Contracts”). For purposes of this Agreement, the “Key Contracts” are those agreements and contracts set forth on Schedule 3.10(a). None of the Company Material Contracts contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party that, following the Merger, would in any way apply to the Buyer or any of its Subsidiaries.
          (b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Company Material Contract is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both could result in such a breach or default, except in each case where any such breaches or defaults could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto except where any such violation or default could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Prior to the date hereof, the Company has made available to the Buyer true and complete copies of all Company Material Contracts.
          (c) Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration.
          (d) Neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has since January 1, 1998 been audited or investigated or is now being audited or, to the knowledge of the Company, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or any of its Subsidiaries from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.
     3.11 Litigation; Product Liability; Product Recalls. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that: (i) individually or in the aggregate, constitute or could reasonably be expected to constitute a Company Material Adverse Effect; or (ii) seek to delay or prevent the consummation of the transactions contemplated hereby, and as to each of the foregoing, to the knowledge of the Company, there are no bases or grounds on which such a suit, proceeding, claim, arbitration or investigation could be commenced with a reasonable likelihood of success. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that could, individually or in the aggregate, constitute or could reasonably be expected to constitute a Company Material Adverse Effect or that could prevent or delay the consummation of the transactions contemplated hereby. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries. There is no design, manufacturing or other defect in any product category of the Company or any Subsidiary or any specifications relating thereto, which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Each of the products sold by the Company or any Subsidiary meets, and at all times has met, in all material respects, all standards for quality and workmanship prescribed by law, industry standards, contractual agreements or the product literature of the Company or such Subsidiary. Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Company is not aware of any pattern or series of claims against the Company or any of its Subsidiaries that could reasonably be expected to result in a generalized product recall relating to products sold by the Company or any of its Subsidiaries, regardless of whether such product recall is formal, informal, voluntary or involuntary.
     3.12 Environmental Matters.
          (a) For purposes of this Agreement, the following terms have the meanings provided below.
               (i) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other            closed receptacles containing any Hazardous Materials).
               (ii) “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

               (iii) “Environmental Law” means any Law or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (E) transfer of interests in, or control of, real property which may be contaminated; (F) community or worker right-to-know disclosures with respect to Hazardous Materials; (G) the protection of wild life, marine life and wetlands, and endangered and threatened species; (H) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (I) health and safety of employees and other persons.
               (iv) “Environmental Matters” means any Liability arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability, or other legal or equitable theory, including (i) any failure to comply with applicable Environmental Laws and (ii) any Liabilities arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials at the locations where the Business is conducted or elsewhere.
               (v) “Hazardous Material” means any substance that is subject to regulation under any Environmental Law, or has been designated by any Governmental Entity or by any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous, or otherwise a danger to health or the environment, including PCBs, asbestos, oil, petroleum and petroleum products (including fractions thereof), urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or regulated under the Occupational Safety and Health Act, as amended, or the regulations promulgated pursuant to said Laws, or pursuant to analogous state Laws or regulations, but excluding office and janitorial supplies properly and safely maintained.
          (b) The Company and each Subsidiary are currently in compliance in all material respects with and have at all times complied in all material respects with all applicable Environmental Laws. To the Company’s knowledge, no circumstances exist that may prevent or interfere with such compliance in the future.
          (c) The Company and each Subsidiary hold all Permits required under Environmental Laws necessary for the conduct of the Business as such business is currently being conducted, and as such business is presently planned to be conducted (collectively the “Environmental Permits”). All Environmental Permits are in full force and effect, and the Company and each Subsidiary are in compliance with all terms and conditions of the Environmental Permits. To the Company’s knowledge, no circumstances exist that may prevent or interfere with such compliance in the future. The transactions contemplated by this

Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company or any Subsidiary by, any Environmental Permit. Schedule 3.12(a) of the Disclosure Schedule includes a listing and description of all Environmental Permits currently held by the Company and any Subsidiary.
          (d) Neither the Company nor any Subsidiary has received any written notice regarding any Liabilities or potential Liabilities arising under any Environmental Law or Environmental Permit. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, notice of violation, proceeding, claim, action or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.
          (e) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the Release of any Hazardous Materials into the environment. No amount of any Hazardous Materials are present in, on or under any real property, including the land and improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased. There are no past or present actions, activities, circumstances, conditions, events, or incidents that would be reasonably likely to involve the Company or any Subsidiary (or any Person whose Liability the Company or any Subsidiary has retained or assumed, either by contract or operation of Law) in any Environmental Matters.
          (f) Set forth in Section 3.12(f) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company or any Subsidiary, or a third party, and whether done at the initiative of the Company or any Subsidiary, or directed by a Governmental Entity or other third party) which the Company or any Subsidiary has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.
          (g) Neither the Company nor any Subsidiary is aware of any environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.
          (h) There is no asbestos contained in or forming part of any building, structure or asset currently or previously owned or leased by the Company or any Subsidiary (or by any Person or entity whose Liability the Company or any Subsidiary has retained or assumed either contractually or by operation of Law) and there is no asbestos contained in or forming part of any products currently or previously manufactured, distributed or sold by the Company or any Subsidiary (or by any Person or entity whose Liability the Company or any Subsidiary has retained or assumed either contractually or by operation of Law).

          (i) No underground storage tanks are present in, on or under any real property, including the land and the improvements thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased. Schedule 3.12(i) of the Disclosure Schedule identifies all underground or aboveground storage tanks, and the capacity, age, and contents of such tanks, located on property leased by the Company or any Subsidiary.
          (j) There have been no radiological exposures in excess of permitted radiological exposure limits to any Person arising in connection with the Business.
     3.13 Employee Benefit Plans.
          (a) Definitions
               (i) “Benefit Arrangement” means any benefit arrangement, obligation, custom, or practice to provide benefits (other than merely as salary or wages or under a Benefit Plan) as compensation for services rendered, to present or former directors or employees, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, workers’ compensation, retirement, deferred compensation, bonus, equity compensation, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125 and any plans providing benefits or payments in the event of a change in control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors or officers.
               (ii) “Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.
               (iii) “Company Benefit Arrangement” means any Benefit Arrangement any Related Employer sponsors or maintains or with respect to which any Related Employer has or, to the knowledge of the Related Employers, may have any current or future Liability.
               (iv) “Company Plan” means any Benefit Plan any Related Employer sponsors or maintains or to which any Related Employer is obligated to make payments or has or, to the knowledge of the Related Employers, may have any Liability, in each case with respect to any present or former employees of the Related Employers, and any Qualified Plan that was terminated within the past six years.
               (v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

               (vi) “ERISA Affiliate” means any Person that, together with any Related Employer, is or was within the past six years treated as a single employer under Section 414 of the Code or ERISA Section 4001.
               (vii) “Pension Plan” means any Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any multiemployer plan as described in ERISA Section 3(37)).
               (viii) “Qualified Plan” means any Benefit Plan intended to meet the requirements of Code Section 401(a), including any such plan terminated within the past six years.
               (ix) “Related Employer” means the Company and all Subsidiaries of the Company.
          (b) With respect, as applicable, to Benefit Plans and Benefit Arrangements:
               (i) Section 3.13(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. The Company has delivered or otherwise made available to the Buyer true and complete copies of the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable: (A) all plan or arrangement documents, including trust agreements, insurance policies, service agreements and amendments to each; (B) the most recent Form 5500 and any attached financial statements and those for the prior two years and any related actuarial reports; (C) the last Internal Revenue Service (“IRS”) determination or opinion letter and the last IRS determination or opinion letter that covered the qualification of the entire plan (if different); (D) summary plan descriptions, summaries of material modifications, any prospectuses that describe the Company Plans or Company Benefit Arrangements, and Statement of Financial Accounting Standards Nos. 87, 106, 112, and 123R reports, if applicable; (E) the most recent written descriptions of all material non-written agreements relating to any such plan or arrangement; (F) all material notices the IRS, Department of Labor, or any other domestic or foreign Governmental Entity issued to the Company within the three years preceding the date of this Agreement; and (G) employee manuals or handbooks containing personnel or employee relations policies;
               (ii) Except as disclosed in Section 3.13(b)(ii) of the Company Disclosure Schedule, each Company Plan and each Company Benefit Arrangement has been maintained materially in accordance with its constituent documents and with all applicable provisions of domestic and foreign Laws, including federal and state securities Laws and any reporting and disclosure requirements; no Company Plan or Company Benefit Arrangement is subject to Code Section 409A or, if subject, to the knowledge of the Related Employers, is likely to result in any participant’s incurring income acceleration or penalties under that section; the only Qualified Plan currently in operation is the Visual Networks 401(k) Plan; and since January 1, 2003, no Related Employer has maintained or contributed to another Qualified Plan. Each Qualified Plan is the subject of a favorable determination letter from the IRS that has not been revoked or an opinion letter issued by the IRS to the prototype plan sponsor; nothing has occurred with respect to the operation of any Qualified Plan that would reasonably be expected to cause the loss of such qualification or the imposition of any Liability, Lien, penalty or Tax under ERISA or the Code or materially increase its cost; no Qualified Plan has experienced a termination or partial termination; to the knowledge of the Related Employers, no act or omission has occurred and no condition exists with respect to any Company Plan that would reasonably be expected to subject the Company to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will any of the transactions contemplated by this agreement give rise to such an obligation; no Company Plan has ever held any security issued by the Company or any ERISA Affiliate. Each Qualified Plan that provides for compliance with ERISA Section 404(c), or is intended to comply with such provision is in material compliance with such provision. With respect to the Company Plans, no event has occurred, and to the knowledge of the Related Employers, there exists no condition or set of circumstances in connection with which any Related Employer could reasonably be expected to be subject to any material liability under ERISA, the Code or any other applicable law.
               (iii) Except as disclosed in Section 3.13(b)(iii) of the Company Disclosure Schedule, the Company may amend each Company Plan and Company Benefit Arrangement at any time without liability or expense to the Related Employers or such plan or arrangement as a result thereof (other than for benefits accrued through the date of amendment or termination and reasonable administrative expenses related thereto), and no plan documentation or agreement or communication distributed generally to employees by its terms prohibits the Company from amending or terminating such Company Plan or Company Benefit Arrangement; the investment vehicles used to fund the Company Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense;
               (iv) Neither the Related Employers nor any ERISA Affiliate has ever sponsored or maintained or had any Liability with respect to any Pension Plan; with respect to any Company Plans or Company Benefit Arrangements that provide direct or indirect pension, retirement, or post-employment welfare benefits to the employees and former employees of the Related Employers, all Liabilities of the Related Employers, whether arising by operation of Law, by Contract or past custom (1) have been accrued for in the Financial Statements and (2) are fully funded by adequate employer’s pension liability or other insurance or other funds of the Related Employers reserved solely for the purpose of covering such obligations. The representation set forth under clause (2) of the previous sentence also applies to any pension, retirement and post-employment welfare rights and benefits of such employees that have not yet vested;
               (v) Each Related Employer has paid all amounts it is required to pay as contributions to the Company Plans as of the date hereof; all benefits accrued as of the date of the Company Balance Sheet under any unfunded Company Plan or Company Benefit Arrangement were paid prior to such date or accrued or otherwise adequately reserved or properly footnoted in accordance with GAAP on the Company Balance Sheet. Except as disclosed in Section 3.13(b)(v) of the Company Disclosure Schedule, all monies withheld from employee paychecks for Company Plans have been transferred to the relevant plan within the time applicable regulations specify; the assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Benefit Plan; within the preceding three (3) fiscal years, no Related Employer has, as a result of a retroactive rate adjustment or loss sharing arrangement, incurred any material liability with respect to a Company Plan or state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund;
               (vi) There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Plans or Company Benefit Arrangements, nor, to the knowledge of the Related Employers, is there any basis for any such claim or lawsuit. No Company Plans or Company Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity; and no matters are pending under the IRS’s Employee Plans Compliance Resolution System or any successor or predecessor program;
               (vii) All group health plans of the Related Employers and their ERISA Affiliates materially comply with the requirements of Part 6 of Title I of ERISA (“COBRA”), Code Section 5000, the Health Insurance Portability and Accountability Act, and other applicable domestic or foreign Laws; no Related Employer provides benefits through a voluntary employee beneficiary association as defined in Code Section 501(c)(9); except for payment of COBRA premiums by the Company as provided in the employment agreements disclosed on the Company Disclosure Schedule and except for payments of COBRA premiums by the Company in connection with the Company’s Retention and Completion Program described in Section 3.13(b)(i) of the Company Disclosure Schedule, no current or former employee or director (or beneficiary of any of the foregoing) of the Related Employers is now, or after completing additional service or applying at a future date will be, entitled to receive any post-employment benefits, including death or medical benefits (whether or not insured) or nonqualified deferred compensation beyond retirement or other termination of employment, other than as applicable Law or the terms of the Qualified Plan requires and there have been no written or oral commitments inconsistent with the foregoing;
               (viii) Except as set forth on Section 3.13(b)(viii) of the Company Disclosure Schedule, no Company Plan or Company Benefit Arrangement contains any provision or is subject to any Law that would (i) increase, accelerate, or vest any benefit, (ii) require severance, termination or other payments, (iii) provide any term of employment or compensation guarantee; (iv) trigger any Liabilities (including any obligation to provide a tax gross-up), or (v) measure any values of benefits on the basis of any of the transactions contemplated by this Agreement. There is no agreement, plan or arrangement under which any person may receive payments from the Related Employers that may be subject to the excise tax imposed by Code Section 4999 or that would result in a “ parachute payment” under Code Section 280G. The Company has provided to the Buyer the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which any Related Employer or the Buyer may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement. Except as disclosed in Section 3.13(b)(viii) of the Company Disclosure Schedule, no employee, officer, manager, or director of any Related Employer has been promised or paid any bonus or incentive compensation related to the transactions contemplated pursuant to this Agreement;
               (ix) Except as set forth on Section 3.13(b)(ix) of the Company Disclosure Schedule, no Related Employer, since December 31, 2004, and except as required to comply with applicable law or with agreements, plans or arrangements existing as of such date, (A) entered into, amended or terminated any Company Benefit Plan or Company Benefit Arrangement, (B) granted any increase in compensation payable or to become payable or the benefits provided to its directors or officers or (C) granted, other than in the Ordinary Course of Business, any increase in compensation payable or to become payable to its employees (other than officers), that would have required consent or scheduling under Section 5.1(f) if Section 5.1(f) had been in effect beginning as of such date;
               (x) With respect to each Benefit Plan or Benefit Arrangement covering any employee of any Related Employer, which plan, program or arrangement is subject to the laws of any jurisdiction outside of the United States of America (a “Foreign Plan”), the Foreign Plan (i) has been maintained in all material respects in accordance with all applicable legal requirements and with its terms, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded, has been fully accrued for on the Company Balance Sheet and will be fully accrued for as of the Closing Date and (iv) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities; and
               (xi) The Company has properly classified all individuals who perform services for it or a Related Employer as common law employees or independent contractors.
          (c) All actions to be taken under this Agreement with respect to equity or equity-based compensation are permitted by the terms of the applicable Company Benefit Arrangements, are consistent with communications to recipients of such compensation, and comply with applicable Law.
     3.14 Compliance With Laws. The Company, each of its Subsidiaries and their respective businesses as previously conducted and as now being conducted have complied and do comply with, were not and are not in violation of, and have not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Company Material Adverse Effect.
     3.15 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Company Permits”), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries have complied with the terms of the Company Permits in all material respects. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, adversely affect the rights and benefits afforded the Company and its Subsidiaries by, or adversely affect the obligations imposed on the Company and its Subsidiaries in connection with, any Company Permit.
     3.16 Labor Matters. With respect to employees of and service providers to the Related Employers:
          (a) The Related Employers have complied in all material respects with all applicable domestic and foreign Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have complied with all employment agreements, and no claims, controversies, investigations or suits are pending or, to any Related Employer’s knowledge, threatened, with respect to such Laws or agreements, either by private individuals or by Governmental Entities; and, except as set forth on Section 3.16(a) of the Company Disclosure Schedule, all employees are at-will; to the knowledge of the Related Employers, as of the date hereof, no facts or events exist that are reasonably likely to give rise to a violation of Section 3.16 on or before the Effective Time.
          (b) No Related Employer has engaged in any unfair labor practice, and there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against any Related Employer pending or, to the Related Employers’ knowledge, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council;
          (c) Except as set forth on Section 3.16(c) of the Company Disclosure Schedule, no labor union has ever represented any Related Employer’s employees and no collective bargaining agreement has been binding against any Related Employer. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims have, to any Related Employer’s knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is or has been pending or threatened against or directly affecting the any Related Employer during the past three years;
          (d) To the knowledge of the Related Employers, no contractor, manufacturer, or supplier used by or under contract with any Related Employer is in material violation of any law relating to labor or employment matters;
          (e) There are no loans or extensions of credit (other than for routine business expenses) between any Related Employer and any director, officer, or employee;
          (f) No Related Employer has effectuated (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or (ii) a mass layoff as defined in the WARN Act, nor has any Related Employer been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of the employees of the Related Employers have suffered an employment loss as defined in the WARN Act during the ninety-day period prior to the Closing Date. All costs and expenses related in any way to the termination of employment (for any reason or no reason, and whether initiated by the Related Employer or the employee) of any employee of the Related Employers before the Closing, whether such costs and expenses have been incurred or are to be incurred in the future, shall be (unless fully paid and discharged before the Closing Date) reflected in full as Liabilities on the Financial Statements, with any adjustments disclosed on Section 3.16(f) of the Company Disclosure Schedule as of the date of this Agreement;
          (g) All persons who have performed services for the Related Employers while classified as independent contractors have satisfied the requirements of Law to be so classified, and the applicable Related Employer has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so;
          (h) Section 3.16(h) of the Company Disclosure Schedule lists and describes all expatriate agreements that the Related Employers have in effect with any employee and all employment agreements covering any individuals employed outside the United States. All persons employed in the United States are citizens or permanent residents of the United States, except as set forth on Section 3.16(h) of the Company Disclosure Schedule, which also indicates immigration status;
          (i) Except as set forth on Section 3.16(i) of the Company Disclosure Schedule, all current and former employees of the Company have entered into confidentiality agreements in favor of the Company that remain in effect;
          (j) Section 3.16(j) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (i) all employees of the Company who earned more than $50,000 in 2004 or who it is reasonably expected will earn more than $50,000 in 2005; (ii) all officers and all directors of the Related Employers; (iii) all employment agreements with such employees, officers, and directors; and (iv) the current annual compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such employee, officer or director as of (A) the date of the Company Balance Sheet and (B) the date of this Agreement. Any accruals for incentive bonuses to employees of the Related Employers for the calendar year 2005 are accurately reflected on the Financial Statements. Section 3.16(j) of the Company Disclosure Schedule also shows totals accrued for vacation, sick leave, and incentive bonuses for all employees as of the most recent pay period ending before the date of this Agreement; and
          (k) Section 3.16(k) of the Company Disclosure Schedule contains the most recent quarterly listing of workers’ compensation claims and a schedule of workers’ compensation claims of the Related Employers for the last three fiscal years.
     3.17 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.17 of the Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and its Subsidiaries and a history of any claims made and claims paid since January 1, 2000. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.
     3.18 Inventory. All inventory of the Company and each of its Subsidiaries, whether or not reflected on the Company Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business of the Company and its Subsidiaries, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Company Balance Sheet. All inventories not written-off have been priced on the accounting basis (i.e., LIFO or FIFO) described in the Company’s audited financial statements for the year ended December 31, 2004. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and its Subsidiaries.
     3.19 Assets. The Company or one of its Subsidiaries owns or leases all tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens that, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted and have not resulted in, and could not reasonably be expected to result in, a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.
     3.20 Warranty. Except as set forth in Section 3.20 of the Company Disclosure Schedule, no product or service manufactured, sold, leased, licensed, delivered or otherwise provided by the Company or any of its Subsidiaries is subject to any guaranty, warranty, right of return or other indemnity.
     3.21 Customers and Suppliers. Neither any Key Customer, nor any customer of the Company or any of its Subsidiaries that represented 5% or more of the Company’s consolidated revenues in the fiscal year ended December 31, 2004 or in the nine-month period ended September 30, 2005, has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. For purposes of this Agreement, the “Key Customers” are those customers set forth on Schedule 3.21. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to them or materially increase the pricing of such materials, products or services.
     3.22 Accounts Receivable. All accounts receivable of the Company or its Subsidiaries reflected on the Company Balance Sheet are, subject to an allowance for doubtful accounts, valid receivables, arose from bona fide sales of goods and services in the Ordinary Course of Business, and are not subject to any setoffs or counterclaims.
     3.23 No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.
     3.24 Opinion of Financial Advisor. The financial advisor of the Company, Needham & Company, LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.
     3.25 Brokers; Schedule of Fees and Expenses.
          (a) No agent, broker, investment banker, financial advisor or other Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Needham & Company, whose fees and expense shall be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Needham & Company is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.
          (b) Section 3.25(b) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of the estimated fees and expenses incurred and, as of the date hereof, expected to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Needham & Company and of the Company’s legal counsel and accountants).
     3.26 Certain Approvals. The Company has taken all necessary action to ensure that no state anti-takeover statute, law or regulation (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) applies to the Company, the Buyer, the Transitory Subsidiary, the Merger, this Agreement or the Voting Agreements.
     3.27 Unlawful Payments. Neither the Company, any of its Subsidiaries, any director, officer, employee, stockholder, agent or representative of the Company or any of its Subsidiaries, nor any Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for the

Company or any of its Subsidiaries or to secure contracts, (ii) to pay for favorable treatment for the Company or any of its Subsidiaries or for contracts secured, (iii) to obtain special concessions for the Company or any of its Subsidiaries or for special concessions already obtained or (iv) in violation of any legal requirement.
     3.28 Books and Records. The Company and its Subsidiaries have made and kept (and the Company has given the Buyer access to) business records and financial books and records (the “Books and Records”) which, in reasonable detail, accurately and fairly reflect in all material respects the activities of the Company and its Subsidiaries. Neither the Company nor any or its Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.
     3.29 No Discussions with Company Stockholders. As of the date of this Agreement, (i) neither the Company or any of its Subsidiaries, nor to the Company’s knowledge, any of their respective directors, officers, representatives or agents have engaged, directly or indirectly, in any discussions or negotiations with respect to this Agreement, the Merger or the transactions contemplated hereby with any stockholder of the Company owning more than 1% of the outstanding Company Common Stock (other than the holders listed on Schedule A-1 hereto, the holders listed on Schedule A-2 hereto and officers, directors and employees of the Company) and (ii) to the Company’s knowledge, none of such stockholders are aware of this Agreement, the Merger or the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY
     The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct.
     4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and could not reasonably be expected to have, a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole or (ii) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

     4.2 Authority; No Conflict; Required Filings and Consents.
          (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary). This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.
          (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i), (ii), (iii) and (iv) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filings of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country.

     4.3 Information Provided. None of the information supplied or to be supplied by the Buyer in writing specifically for inclusion in any Regulation M-A Filing or the Proxy Statement shall at the time the Regulation M-A Filing is filed with the SEC or the Proxy Statement is sent to stockholders of the Company to consider the Company Voting Proposal (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.
     4.4 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     4.5 Financing. Buyer has possession of, or has available to it under existing lines of credit, sufficient funds to consummate the transactions contemplated by this Agreement.
     4.6 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or the Transitory Sub that, individually or in the aggregate, could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby. There are no material judgments, orders or decrees outstanding against the Buyer or the Transitory Sub that, individually or in the aggregate, could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.
ARTICLE V
CONDUCT OF BUSINESS
     5.1 Covenants of the Company. Except as expressly provided herein or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with the intent that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly required by this Agreement or as set forth on a correspondingly numbered subsection of Section 5.1 of the

Company Disclosure Schedule, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of Buyer:
          (a) adopt any amendment to its certificate of incorporation or by-laws or comparable charter or organizational documents;
          (b) sell, transfer, dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber any capital stock owned by it in any of its Subsidiaries;
          (c) (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, of such Person other than the issuance by the Company of shares of Company Common Stock pursuant to (x) the exercise of Company Stock Options outstanding on the date hereof in accordance with the terms of such Company Stock Options or (y) the Company ESPP, or (B) any other securities in respect of, in lieu of, or in substitution for, capital stock outstanding on the date hereof, or (ii) make any other changes in its capital structure;
          (d) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock except for dividends by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;
          (e) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any capital stock, or any of its other securities;
          (f) except as contemplated by this Agreement or as required to comply with applicable law or with agreements, plans or arrangements existing as of September 30, 2005, (i) enter into or amend or secure payment for or fund or terminate any Benefit Plan or Benefit Arrangement, (ii) grant any increase in compensation payable or to become payable or the benefits provided to its directors or officers, or (iii) grant, other than in the Ordinary Course of Business, any increase in compensation payable or to become payable to its employees (other than officers);
          (g) sell, transfer, lease, mortgage, encumber, license, pledge, abandon, cancel, surrender, allow to lapse or expire, or otherwise dispose of, encumber or subject to any material Lien, any assets or property (including Intellectual Property), except pursuant to existing contracts or commitments or the sale of goods in the Ordinary Course of Business and other than the granting of purchase money security interests in the Ordinary Course of Business;
          (h) acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of transaction) any corporation, partnership or other business organization or division thereof or, except in the Ordinary Course of Business, any assets;
          (i) (i) incur, assume or pre-pay any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise)

for the obligations of any other Person (including any Indebtedness), (iii) pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business and in accordance with their terms, (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company or (v) other than in the Ordinary Course of Business, cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries;
          (j) other than in the Ordinary Course of Business, (x) terminate, modify, renew or waive any material provision of any material agreement, contract, lease, license or obligation, including any Company Material Contract (collectively, “Contracts”) other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms, or (y) enter into or renew any agreement, contract, lease, license or other binding obligation of the Company or its Subsidiaries (i) containing (A) any limitation or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Buyer or its Subsidiaries, to engage in any type of activity or business, (B) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Buyer or its Subsidiaries, is or would be conducted, (C) any limitation or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Buyer or its Subsidiaries, to solicit customers or employees or (D) any provision that if in effect on the date of this Agreement would breach the representations and warranties in Section 3.9(b) or Section 3.10(a)(iii)(D), (ii) that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated by this Agreement, (iii) that involves or would reasonably be expected to involve payments in excess of $100,000 annually or $500,000 in the aggregate over the term of the contract and that is not terminable within thirty (30) days of the Closing Date without payment by the Buyer or its subsidiaries or (iv) that would not be in the Ordinary Course of Business;
          (k) alter in any material respect, or enter into any commitment to alter in any material respect, any interest material to the Company and its Subsidiaries, taken as a whole, in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business);
          (l) agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity except as required by Law;
          (m) permit any insurance policy naming it or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

          (n) make or change any Tax elections (unless required by applicable Law), file any amended Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (o) change in any material respects its investment or risk management or other similar policies (including with respect to hedging) of the Company or any of its Subsidiaries;
          (p) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;
          (q) incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to spend (i) in excess of $50,000 individually or $250,000 in the aggregate during the period between the date of this Agreement and December 31, 2005 or (ii) in excess of $50,000 individually or $400,000 in the aggregate during the period between January 1, 2006 and March 31, 2006;
          (r) open or close any facility or office;
          (s) adopt or implement any stockholder rights plan, “poison pill,” anti-takeover plan or similar plan, device, agreement or understanding;
          (t) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the Ordinary Course of Business that involves solely money damages not in excess of $75,000 individually or $150,000 in the aggregate and that does not create a precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, other than a cash settlement not to exceed the amount set forth in Section 3.16(c) of the Company Disclosure Schedule; or
          (u) agree to take, make any commitment to take, or adopt any resolutions of the Company Board or any board of directors or similar body of any Subsidiary in support of, any of the actions prohibited by this Section 5.1.
     5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a letter agreement, dated as of July 12, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 No Solicitation.

          (a) No Solicitation or Negotiation. Except as expressly permitted in this Section 6.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:
               (i) solicit, initiate, knowingly encourage or take any other action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation, amending or granting any waiver or release under any standstill or similar agreement;
               (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;
               (iii) make or authorize any statement, recommendation, endorsement or solicitation in support of any Acquisition Proposal; or
               (iv) enter into any agreement regarding any Acquisition Proposal.
Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Stockholders Meeting (the “Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company Board, in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal (as defined herein, but substituting 50% for 15%, except in the case of an asset sale, in which case “all or substantially all” shall be substituted for 15%), made or received after the date of this Agreement that states explicitly that it is not subject to any financing condition and that the Company Board determines in good faith after consultation with outside counsel and an independent financial advisor of nationally recognized reputation is reasonably likely to lead to a Superior Proposal (any such Acquisition Proposal, a “Potentially Superior Proposal”), in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c) of this Agreement, (x) furnish information with respect to the Company and any of its Subsidiaries that has previously been provided to the Buyer to the Person making such Superior Proposal or Potentially Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Superior Proposal or Potentially Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.
          (b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

               (i) except as expressly permitted in this Section 6.1, withdraw, modify or qualify, or propose or resolve to withdraw, modify or qualify, in any manner adverse to the Buyer, the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement or the Merger (it being understood and agreed that failing to recommend against or taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification);
               (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or
               (iii) adopt, approve or recommend, or propose or resolve to adopt, approve or recommend, any Acquisition Proposal.
Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal made or received after the date of this Agreement that did not result from a breach by the Company of this Section 6.1, withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so (a “Change in Recommendation”), but only at a time that is prior to the Specified Time and is after the third business day following the Buyer’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising the Buyer that the Company Board intends to make such Change in Recommendation, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) business day period). Nothing in this Section 6.1 shall be deemed to (A) affect any obligation of the Company under this Agreement or (B) limit the Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.
          (c) Notices to the Buyer; Additional Negotiations. The Company shall immediately advise the Buyer orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, request or inquiry and the identity of the Person making any such Acquisition Proposal, request or inquiry. The Company shall (i) keep the Buyer fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal, request or inquiry, (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal, request or inquiry, or sent or provided by the Company to any third party in connection with any Acquisition Proposal and (iii) if the Buyer shall make a counterproposal, consider such counterproposal (including with respect to any Change in Recommendation) and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Acquisition Proposal, request or inquiry, the Company shall furnish a copy of such information to the Buyer.
          (d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would violate its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof withdraw or modify, or propose or resolve to withdraw or modify, its position with respect to this Agreement or the Merger. Any such disclosure relating to such position shall be deemed to be a Change in Recommendation unless the Company Board reaffirms its recommendation in favor of the Merger and this Agreement in such disclosure.
          (e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company shall use its best efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.
          (f) Definitions. For purposes of this Agreement:
               “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than from the Buyer and its Affiliates) relating to (i) any direct or indirect acquisition or purchase of (A) assets of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total assets, of the Company and its Subsidiaries, taken as a whole, or (B) 15% or more of any class of capital stock or voting power of the Company, (ii) any purchase or sale of, or tender or exchange offer for, capital stock of the Company (or its Subsidiaries) that if consummated would result in any Person beneficially owning 15% or more of any class of any capital stock or voting power of the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 15% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole), or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange, stock purchase or similar transaction involving the Company or any one or more Subsidiaries of the Company.
               “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire all the equity securities or all or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment (after consulting with an independent financial advisor of nationally recognized reputation and outside legal counsel) to be more favorable to the holders of Company Common Stock (in their capacities as holders of Company Common Stock) than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal, including the financial, regulatory, legal and other aspects of such proposal, and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.
     6.2 Proxy Statement.
          (a) As promptly as practicable after the execution of this Agreement (but in any event, within fifteen (15) days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement.
          (b) Each of the Buyer and the Company shall respond to any comments of the SEC, if any, and the Company shall use its best efforts to cause the Proxy Statement to be cleared under the Exchange Act and, as promptly as practicable after such filing, mailed to its stockholders at the earliest practicable time thereafter. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). The Company shall use all reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.
          (c) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.
     6.3 Nasdaq Quotation. The Company agrees to use all reasonable efforts to continue the quotation of Company Common Stock on The Nasdaq Stock Market until the Effective Time.
     6.4 Access to Information. Subject to applicable law, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, full access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, (b) the internal or external reports prepared by it or its Subsidiaries in the Ordinary Course of Business that are reasonably required by the Buyer promptly after such reports are made available to the Company’s personnel, and (c) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.
     6.5 Company Stockholders Meeting.
          (a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its certificate of incorporation and by-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable (but in any event within forty (40) days after the clearance of the Proxy Statement under the Exchange Act), the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to making a Change in Recommendation pursuant to the terms of Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board will recommend to the stockholders of the Company the approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement, and (ii) neither the Company Board nor any committee thereof will withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal.
          (b) Subject to making a Change in Recommendation pursuant to the terms of Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the DGCL, its certificate of incorporation and by-laws, the rules of The Nasdaq Stock Market and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Stockholders Meeting, but only to the extent necessary to ensure that any required amendment or supplement to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

          (c) The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.5 and shall submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof, in the manner permitted by Section 6.1(b) makes a Change in Recommendation or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.
     6.6 Conveyance Taxes. The Company and Buyer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.
     6.7 Legal Conditions to the Merger.
          (a) Subject to the terms hereof, including Section 6.7(b), the Company and the Buyer shall each use its reasonable best efforts (subject to, and in accordance with applicable laws) to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, actions or non-actions, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law, (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, (v) publicly support this Agreement and the Merger and (vi) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall consult and cooperate with each other in connection with obtaining such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby and, subject to applicable laws relating to the sharing of information, providing copies in advance of any proposed filing to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.7(a) shall modify or affect their respective rights and responsibilities under Section 6.7(b). The Company shall not permit any of its officers or any other representatives or agents to participate in any meeting or proceeding with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement unless it consults with the Buyer in advance and, to the extent permitted by such Governmental Entity, gives the Buyer and its outside counsel the opportunity to attend and participate at such meeting or proceeding.
          (b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond as promptly as practicable to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger, and none of the Company or any of its Affiliates shall agree to any action set forth in the foregoing clause (i) without the prior written consent of the Buyer.
          (c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent the occurrence of an event that has had or may have a

Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.
     6.8 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall consult with and obtain the consent of the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.
     6.9 Company Option Plans; Company ESPP.
          (a) Payment for Unexercised Company Stock Options. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering any Company Option Plans) shall adopt such resolutions or take (or cause the Company to take) such other actions as are required to provide for the treatment of all Company Stock Options granted under any Company Option Plan that remain outstanding immediately prior to Closing as follows: (i) at the Effective Time, each outstanding Company Stock Option (whether then vested or unvested, it being understood that the Company intends and will be permitted to accelerate in full the vesting of all then outstanding Company Stock Options) automatically shall be cancelled and converted into the right to receive a cash payment as follows: the holder of each outstanding Company Stock Option shall at the Effective Time become entitled to receive from the Buyer a payment of an amount equal to (1) the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (2) the number of shares of Company Common Stock for which such Company Stock Option is then exercisable and not theretofore exercised, and (ii) notwithstanding the foregoing, each Company Stock Option with an exercise price per share equal to or greater than the Merger Consideration per share of Company Common Stock automatically shall be cancelled and cease to exist at the Effective Time without further action on the part of the Company, the holder of such Company Stock Option, or any other person or party. For purposes of clarity, no action on the part of any holder of any Company Stock Option shall be required in order to give effect to the foregoing provisions. All amounts payable pursuant to this Section 6.9 shall be subject to any required withholding of Taxes and shall be paid without interest. At Buyer’s option, payments in respect of Company Stock Options pursuant to this Section 6.9(a) may be effected by the Buyer transferring amounts necessary to make such payments to the Company for disbursement through the Company’s payroll system, and the Company shall cooperate with the Buyer in making arrangements for such funding and disbursement.
          (b) In accordance with Section 13(c) of the Company ESPP, effective as of the Closing Date, the Company ESPP and all options outstanding thereunder shall terminate. The final option period under the Company ESPP shall end on the last Trading Day (as defined in the Company ESPP) prior to the Closing Date, and each participating employee shall have the ability to choose either to (i) have all monies then credited to such employee’s account (including interest, to the extent any has accrued) returned to such participating employee or (ii) exercise his/her options on such last Trading Day; provided, however, that if a participating employee does not exercise his/her right of choice, such participating employee’s options shall be automatically exercised in accordance with Section 6 and Section 13(c) of the Company ESPP on such last Trading Day. The Company shall send written notice of the termination of the Company ESPP as a result of the transaction contemplated herein to all participating employees no later than the time at which the Company gives notice of the transaction to its stockholders. For purposes of this Section 6.9(b), references to “options” are deemed to have the meaning ascribed thereto in the Company ESPP.
     6.10 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.
     6.11 Indemnification.
          (a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.
          (b) The Surviving Corporation shall be entitled to assume the defense of any action, suit, investigation or proceeding for which the Surviving Corporation may be responsible pursuant to Section 6.11(a) and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby, and provided, further, that the Surviving Corporation shall not be liable for any settlement effected without its written consent.
          (c) For a period of six years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect the Company’s current directors’ and officers’ liability insurance policy covering acts or missions prior to the Effective Time with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy as in effect on the date hereof (a complete and accurate copy of which has been delivered or otherwise made available to the Buyer prior to the date of this Agreement), provided that the Surviving Corporation may substitute therefor policies of the Buyer or its Affiliates (including self-insurance, but only if Danaher Corporation stands behind and guarantees any such self-insurance in full) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided, further, that in no event shall the Buyer or the Surviving Corporation be required to expend aggregate amount premiums in excess of 150% of the annual premium currently paid by the Company (the “Maximum Annual Premium”) for such coverage which premium is hereby represented and warranted by the Company to be $375,000; provided that if such insurance policies are not available at a cost not greater than the Maximum Annual Premium, then the Buyer or the Surviving Corporation shall obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Maximum Annual Premium. In lieu of the purchase of such insurance, the Surviving Corporation may in its discretion purchase a six-year extended reporting period endorsement under the Company’s directors’ and liability insurance coverage providing at least the same level of insurance coverage as would otherwise be required to be maintained by the Surviving Corporation under this Section 6.11(c).
          (d) The provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
     6.12 Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur could be reasonably likely to cause (i) (x) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (y) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (ii) any failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving such party or any of its Subsidiaries that relate to the consummation of the Merger, or (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
     6.13 Company 401(k) Plan. Prior to the Closing Date, if requested by the Buyer, the Company shall take all actions necessary to terminate the Visual Networks 401(k) Plan.

     6.14 Loans to Company Employees, Officers and Directors. Prior to the Effective Time, all loans by the Company or any of its Subsidiaries to any of their employees, officers or directors shall have been repaid in full by the applicable borrowers.
     6.15 Takeover Statutes and Laws. If any anti-takeover statute, law or regulation (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) becomes applicable to the Merger, the Voting Agreements or any of the other transactions contemplated by hereby or thereby, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements or by the Merger and otherwise act to eliminate or minimize the effects of such statute, law or regulation on such transactions.
     6.16 Tax Practices. Prior to the Effective Time, the Company shall not (and shall cause each of its Subsidiaries not to) change in any material respect its Tax or financial accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles.
     6.17 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party and which relates to the confidentiality or information regarding the Company or its Subsidiaries or which relate to securities of the Company, other than client and customer agreements entered into by the Company or its Subsidiaries in the Ordinary Course of Business. During such period, the Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.
     6.18 Certain Employee Matters. On and after the Closing Date, the Buyer shall arrange for each officer and employee of the Company who becomes an officer or employee of the Buyer or any subsidiary of the Buyer to participate in such counterpart Benefit Plans in which similarly situated officers and employees of the Buyer and its significant subsidiaries participate (the “Counterpart Plans”), in accordance with the eligibility criteria thereof or the Buyer may, in its sole discretion, provide for their continued participation, for such period of time as it considers appropriate, in any or all Company Plans and Company Benefit Arrangements. For purposes of eligibility to participate and vesting, waiting periods, pre-existing conditions, limitations and all other purposes in the Counterpart Plans, officers and employees of the Company will be credited with their years of service with the Company and prior employers to the extent service with the Company and prior employers is taken into account under the Company Plans and Company Benefit Arrangements and records of such service that is satisfactory to the Buyer exist. Buyer or any subsidiary of the Buyer, as applicable, shall (i) cause all benefits of directors, officers and employees under the Company Plans and Company Benefit Arrangements that are vested and accrued prior to the Closing Date to be provided to such officers and employees in accordance with the terms of such Company Plans and Company Benefit Arrangements as in effect on the date hereof, and (ii) waive all pre-existing conditions under any Counterpart Plans providing medical coverage that may otherwise be applicable to officers and employees (and their eligible dependents) of the Company who become eligible to participate in a Counterpart Plan on or after the Closing Date. Nothing set forth in this Section 6.18 or elsewhere in this Agreement is intended to or shall prevent the Buyer from amending or terminating any Company Plan, Company Benefit Arrangement or Counterpart Plan or require the continue employment of any individual (other than as provided in any applicable employment agreement).
     6.19 Employment Agreements. Each of the employees set forth on Exhibit C has concurrently executed and delivered an employment agreement in a form satisfactory to the Buyer.
     6.20 Customer Invoicing. During the period from the date of this Agreement through the Effective Time, the Company shall invoice each of its customers for maintenance and/or support services in the Ordinary Course of Business consistent with the Company’s past practice for each such customer.
ARTICLE VII
CONDITIONS TO MERGER
     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) Stockholder Approval. The Company Voting Proposal shall have been duly approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company’s certificate of incorporation and by-laws.
          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would proscribe or prohibit the consummation of the transactions contemplated hereby (all such authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, collectively, the “Requisite Regulatory Approvals”) shall have been filed, obtained or occurred.
          (d) Proxy Statement. No stop order suspending, or similar proceeding relating to, the Proxy Statement shall have been initiated or threatened in writing by the SEC or its staff.

          (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.
     7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and could not reasonably be expected to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity required on the part of the Buyer or any of its Subsidiaries in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur, individually or in the aggregate, could reasonably be expected to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.
          (d) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties referred to in Section 3.3(b) of the Company Disclosure Schedule and (ii) any other required consent or approval of any third party (other than a Governmental

Entity) the failure of which to obtain, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.
          (e) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders, (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares or (iv) seeking to obtain from the Company, the Buyer or the Transitory Subsidiary any material damages.
          (f) Absence of Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and there shall exist no change, event, circumstance, development or effect that could, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.
          (g) Resignations. The Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.
          (h) Employment and Benefits Matters. The Related Employers shall have provided all applicable notices to or negotiations with employees in connection with plant closings, “close shop” rules, workers’ councils, and under similar federal, state, local, or foreign regulations and taken all actions necessary to effectuate the termination immediately before the Closing of all Company Plans and Company Benefit Arrangements requested by the Buyer in writing at least ten (10) days before the Closing Date with no liability to the Buyer.
          (i) Additional Employment Matters. The specified number of employees set forth on Exhibit D-1 shall have executed and delivered employment agreements substantially in the form attached as Exhibit D-2.
          (j) 5% Notes. All of the outstanding 5% Senior Secured Convertible Notes due 2007 of the Company shall as of the Effective Time have either been (i) converted pursuant to Section 1(a) of the Voting and Noteholder Option Agreement or (ii) tendered to the Company pursuant to Section 1(b) of the Voting and Noteholder Option Agreement.
          (k) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the number of outstanding shares of Company Common Stock as of the Effective Time.
     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Transitory Subsidiary pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and could not reasonably be expected to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.
          (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party, specifying the provision of this Agreement pursuant to which such termination is effected), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or the sole stockholder of the Transitory Subsidiary:
          (a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or
          (b) by either the Buyer or the Company if the Merger shall not have been consummated by March 31, 2006 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or
          (c) by either the Buyer or the Company if (i) a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having any of the effects set forth in Section 7.1(e) or (ii) a Governmental Entity that must grant a Requisite Regulatory Approval has denied the applicable Requisite Regulatory Approval and such denial has become final and nonappealable provided that, in either case, the party seeking to terminate this Agreement has complied with its obligations in Section 6.7; or
          (d) by either the Buyer or the Company if at the Company Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if at such time the Company is in breach of or has failed to fulfill its obligations under this Agreement; or
          (e) by the Buyer, if: (i) the Company Board (or any committee thereof) shall have failed to unanimously recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, modified or qualified its recommendation of the Company Voting Proposal (it being understood and agreed that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification); (ii) the Company Board (or any committee thereof) shall have failed to reconfirm without qualification its recommendation of the Company Voting Proposal within five days after the Buyer requests in writing that the Company Board (or any committee thereof) do so; (iii) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger) or publicly announced its intention to do so; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; or (v) the Company shall have breached its obligations under Section 6.1(a), Section 6.1(b), Section 6.2(a), Section 6.5(a) or Section 6.5(c) or the Company shall have materially breached its obligations under Section 6.1(c), Section 6.1(d), Section 6.2(b), Section 6.2(c) or Section 6.5(b); or
          (f) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or
          (g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.25, 5.2, 8.3, this Section 8.2 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Fees and Expenses.
          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and the Buyer shall share equally all fees paid under the HSR Act.
          (b) The Company shall pay the Buyer up to $500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:
               (i) by the Buyer or the Company pursuant to Section 8.1(b) if (x) the failure to satisfy the conditions set forth in Section 7.1(a) or 7.2(a) or (b) by the Outside Date shall have resulted in the Closing not occurring and (y) if such termination is under circumstances that do not entitle the Buyer to a termination fee pursuant to paragraph (c) below;
               (ii) by the Buyer pursuant to Section 8.1(f) under circumstances that do not entitle the Buyer to a termination fee pursuant to paragraph (c) below; or
               (iii) by the Buyer or the Company pursuant to Section 8.1(d) under circumstances that do not entitle the Buyer to a termination fee pursuant to paragraph (c) below.
     The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within three (3) business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).
          (c) The Company shall pay the Buyer a termination fee of $2,500,000 in the event of the termination of this Agreement:
               (i) by the Buyer or the Company pursuant to Section 8.1(b) or (d) if, at or prior to the time of such failure, there shall have been made known to the Company or its Subsidiaries or made known to the stockholders of the Company, or any third party has publicly announced an intention to make, an Acquisition Proposal relating to the Company which shall not have been absolutely and unconditionally withdrawn and abandoned at least five (5) business days prior to the Company Stockholders Meeting; or

               (ii) by the Buyer pursuant to Section 8.1(e); or
               (iii) by the Buyer pursuant to Section 8.1(f) as a result of a willful breach or failure by the Company.
     Any fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.
          (d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement.
     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Transitory Subsidiary, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso in Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
MISCELLANEOUS
     9.1 Nonsurvival of Representations, Warranties or Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.11 and Article IX.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to

Fluke Electronics Corporation
c/o Danaher Corporation
2099 Pennsylvania Avenue, 12th Floor
Washington DC 20006-1813
Attention: Jonathan Schwarz
Facsimile: (202) 828-0860

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
2445 M Street, NW
Washington, DC 20037
Attn: Mark A. Dewire, Esq.
Thomas S. Ward, Esq.
Telephone: (202) 663-6000
Facsimile: (202) 663-6363

(b)	if to the Company, to
Visual Networks, Inc.
2092 Gaither Road
Rockville, MD 20850
Attn: Chief Executive Officer / Chief Financial Officer
Telephone: (301) 296-2300
Facsimile: (301) 296-2301

with a copy to:

DLA Piper Rudnick Gray Cary US LLP
1775 Wiehle Avenue, Suite 400
Reston, VA 20910
Attn: Nancy A. Spangler, Esq.
Telephone: (703) 773-4000
Facsimile: (703) 773-4031

          Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
     9.4 No Third Party Beneficiaries. Notwithstanding anything to the contrary in this Agreement, except as provided in Section 6.11, this Agreement is not intended, and shall not be deemed or construed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
     9.5 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly-owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.5 is void.
     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.
     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. Any reference herein to delivering documents to the Buyer, documents being provided to the Buyer or making documents available to the Buyer shall be deemed to be satisfied if such documents have been delivered, provided or made available to the Buyer or any of its directors, officers or authorized employees, agents or representatives (including their counsel or financial advisor) by (i) actual delivery (including by facsimile or electronic mail), (ii) being publicly available on the SEC EDGAR system at least (5) days prior to the date of this Agreement and filed with or incorporated by reference into the registration statements, forms, reports and other documents filed by the Company with the SEC on or after January 1, 2000 or (iii) being placed in the Company’s physical data room prior to the last time at which an authorized employee, agent or representative (including counsel or financial advisors) of the Buyer was present in such physical data room and being listed in the index of documents contained in the physical data room that is actually delivered to the Buyer prior to Closing.
     9.9 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
     9.12 Waiver Of Jury Trial. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
*****

     IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FLUKE ELECTRONICS CORPORATION

By:	/s/ Daniel L. Comas

Name:	Daniel L. Comas
Title:	Vice President

HEA CORPORATION

By:	/s/ Daniel L. Comas

Name:	Daniel L. Comas
Title:	Vice President

VISUAL NETWORKS, INC.

By:	/s/ Lawrence S. Barker

Name:	Lawrence S. Barker
Title:	President and Chief Executive Officer
and Chairman of the Board of Directors

SCHEDULE A-1
Persons Who Have Executed Voting and Stockholder Option Agreements
Lawrence S. Barker
Wayne R. Fuller
Peter J. Minihane
William J. Smith

Schedule A- 1– Page 1

SCHEDULE A-2
Persons Who Have Executed Voting and Noteholder Agreement
Special Situations Fund III, L.P.
Special Situations Cayman Fund, L.P.
Special Situations Private Equity Fund, L.P.
Special Situations Technology Fund, L.P.
Special Situations Technology Fund II, L.P.

Schedule A-2 – Page 1

EXHIBIT A-1
Form of Voting and Stockholder Option Agreement

Exhibit A-1– Page 1

EXHIBIT A-2
Form of Voting and Noteholder Option Agreement

Exhibit A-2 – Page 1

EXHIBIT B
Amended and Restated Certificate of Incorporation

Exhibit B – Page 1

EXHIBIT C
List of Specified Employees
Larry Barker
Don Clarke
Wayne Fuller
Steve Hindman
Aaron Levine
Mark Skurla

Exhibit C – Page 1

EXHIBIT D-1
List of Specified Employees
     At least seven (7) of the following fourteen (14) employees:
Ted Berberich
Mike Burgess
John Hasselkus
Meenal Jobalia
Narash Kannon
Rogers Kyle
Addy Nimkar
Robin Marks
Tom Nesbit
Tim Noone
Manish Patel
Scott Robinson
Scott Ross
Vince Trama

Exhibit D-1 – Page 1

EXHIBIT D-2
Form of Employment Agreement

Exhibit D -2 – Page 1